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                                                                   EXHIBIT 10.11


                          DYNAMICS RESEARCH CORPORATION
                                60 Frontage Road
                          Andover, Massachusetts 01810
                                 (978) 475-9090



                               September 10, 1999



Mr. James P. Regan
930 Towlston Road
McLean, Virginia 22102

Dear Jim:

         This letter will confirm the agreement between you and Dynamics Research Corporation (the "Company") concerning your employment:

         1. POSITION AND DUTIES.

                  a. Effective no later than October 1, 1999, you will be employed by the Company, on a full-time basis, as its President and Chief Executive Officer. In addition, during your employment, and without further compensation, you will serve as a member of the Board of Directors of the Company (the "Board") and will also serve as a director or officer of one or more of the Affiliates, if so elected or appointed from time to time.

                  b. You agree to perform the duties of your position and such other duties, consistent with your position, as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and the Affiliates and to the discharge of your duties and responsibilities to them.

         2. COMPENSATION AND BENEFITS. During your employment, as compensation for all services performed by you for the Company and the Affiliates, and subject to your performance of your duties and obligations to them, the Company will provide you the following pay and benefits:
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                  a. BASE SALARY. The Company will pay you a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per year, payable in accordance with the regular payroll practices of the Company for its executives and subject to increase from time to time by the Board in its discretion.

                  b. BONUS COMPENSATION. Commencing in calendar year 2000, you will be eligible to earn a bonus of up to seventy-five percent (75%) of your base salary for each full calendar year during your employment with the Company, based on the Company's achievement of objectives which you and the Board shall mutually determine from time to time. This bonus shall be awarded, if at all, instead of and not in addition to, any bonus that from time to time may be available to executives of the Company generally.

                  c. STOCK OPTIONS. On the effective date of this agreement (as set forth in Section 1.a above), the Company shall grant you an option to purchase, at their fair market value on the effective date, 250,000 shares of common stock of the Company. The option shall become exercisable at the rate of twenty percent (20%) on the date of grant and on each of the first four anniversaries thereof. Except as otherwise provided in this Section 2.c or in
Section 5.a and c, the option granted you hereunder shall be pursuant to the terms of the Company's Equity Incentive Plan.

                  d. OTHER BENEFITS.

                  i. During your employment, except as otherwise provided in this agreement, you shall be entitled to participate in all employee benefit plans made available to executives of the Company generally, all as in effect from time to time, including term life insurance in an amount equal to your base salary. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

                  ii. In addition to the foregoing, during your employment, the Company will pay or reimburse the premium cost of up to $600,000 of term life insurance coverage maintained by you.

                  iii. During your employment, the Company will provide an automobile for your business use and will pay or reimburse expenses of that automobile in accordance with Company policy, as in effect from time to time.

                  e. RELOCATION AND RELATED EXPENSES. To assist you in your relocation to the Andover, Massachusetts area, the Company will (i) reimburse your relocation expenses to the extent provided under the Company's current relocation policy; and, to the extent not duplicative of reimbursement provided you under the Company's relocation policy; (ii) compensate you for the difference, if any, between the price you paid to



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purchase your current residence in McLean, Virginia and the selling price of that residence, provided that you make reasonable efforts to obtain fair market value for the residence; and (iii) reimburse your reasonable temporary living expenses in the Andover, Massachusetts area and commuting expenses between Massachusetts and Virginia for up to six months or, if less, until you and your family have permanently relocated to the Andover, Massachusetts area. Notwithstanding any contrary provision in the Company's relocation policy, you will be permitted to select the real estate agents for the sale of your Virginia residence and the purchase of a Massachusetts residence. For the purpose of this
Section 2.e, "living expenses" shall include reasonable costs for lodging, meals, laundry, groceries, dry cleaning, and telephone calls, but will not include expenses that normally would be incurred by you if you were not relocating such as, but not limited to, mileage to and from work, car insurance and car repairs.

                  f. MEMBERSHIP DUES. During your employment, the Company will pay or reimburse your annual membership dues for the country club in the Washington, D.C. area of which you are currently a member and up to twenty-five thousand ($25,000) of your entrance fees as well as your annual membership dues for a country club in Massachusetts, to the extent such dues or fees are not duplicative of reimbursement provided you under the Company's expense reimbursement policy.

                  g. PAID TIME AWAY. You will be entitled to five weeks of Paid Time Away per year, to be used for vacation, sickness, unofficial holidays, special leaves, etc. at such times and intervals as you shall determine, subject to the reasonable business needs of the Company. In the event of termination of this agreement for any reason, you shall be entitled to cash compensation for Paid Time Away not used as of the date of termination, but only to the extent such Paid Time Away has been accrued during the calendar year of termination.

                  h. BUSINESS EXPENSES. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to Company policies as in effect from time to time, to any maximum annual limit and other restrictions on such expenses set by the Board and to your providing such reasonable substantiation and documentation as may be specified by the Company from time to time.



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         3. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES.

                  a. CONFIDENTIAL INFORMATION. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and the Affiliates. You agree that you will never use or disclose to any Person (except as required by applicable law or for the proper performance of your duties and responsibilities to the Company and the Affiliates) any Confidential Information. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

                  b. PROTECTION OF DOCUMENTS. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company and the Affiliates and any copies ("Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company and the Affiliates. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Company may specify, all Documents then in your possession or control.

                  c. NON-COMPETITION. You acknowledge and agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and the Affiliates:

                  i. While you are employed by the Company and during the period of one year immediately following termination of your employment (the "Non-Competition Period"), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or be associated with any competitor of the Company. The foregoing shall not prevent your passive ownership of three percent (3%) or less of the equity securities of any publicly-traded company.

                  ii. You agree that during the Non-Competition Period, you will not, directly or indirectly, (1) hire or solicit for hiring any employee of the Company or any of the Affiliates or any person who has been such an employee in the preceding three months or seek to persuade any employee of the Company or any of the Affiliates to discontinue employment, (2) solicit or encourage any customer of the Company or any of the Affiliates or independent contractor providing services to the Company or any of the Affiliates to terminate or diminish its relationship with them or (3) seek to persuade any customer or prospective customer of the Company or any of the Affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company or any of the Affiliates.


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                  e. ASSIGNMENT OF INTELLECTUAL PROPERTY. You agree to promptly and fully disclose to the Company all Intellectual Property, as defined below. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest to all Intellectual Property. You further agree to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. You agree that you will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create shall be considered "work made for hire."

                  f. You agree that, until the expiration of the Non-Competition Period, you will provide the Company with such pertinent information concerning your business activity as the Company may reasonably request in order to determine your continued compliance with your obligations under this Section 3. You agree to inform any new or prospective employer of this agreement and of your obligations under this Section 3.

                  g. In signing this agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and the Affiliates; that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent you from obtaining other suitable employment during the Non-Competition Period. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and the Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, and that you will not take, and you will not permit anyone else to take on your behalf, any position in a court or any other forum inconsistent with any of your covenants and agreements herein. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Affiliates shall have the right to enforce all of your obligations to that Affiliate under this agreement, including without limitation pursuant to this Section 3.

         4. TERMINATION OF EMPLOYMENT. Your employment under this agreement shall continue until terminated pursuant to this Section 4.


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                  a. BY THE COMPANY (i) The Company may terminate your
employment other than for Cause at any time upon six months' notice; provided, however, that the Company may elect to pay you your base salary for some or all of the six month period in lieu of notice. (ii) The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. Only the following shall constitute Cause for termination:
(1) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of the Affiliates; (2) your material breach of any provision of
Section 3 of this agreement; or (3) other serious misconduct by you that is reasonably anticipated to result in material injury to the business, interests or reputation of the Company or any of the Affiliates; provided, however, that to the extent that the acts or omissions giving rise to such termination are capable of being cured by you, you will be afforded 30 days to correct such acts or omissions specified in the termination notice provided by the Company.

                  b. BY YOU. You may terminate your employment, other than for Good Reason or for Good Reason, upon six months' notice to the Company. If you terminate for Good Reason, the notice must set forth in reasonable detail the nature of such Good Reason. In the event of your termination of your employment hereunder, the Company may elect to waive some or all of the notice period and, in that event, shall continue to pay you your base salary and benefits for that portion of the notice period waived. Only the following shall constitute Good Reason for termination: (a) the Company's assignment of any duties to you that are materially inconsistent with your positions, duties, responsibilities or reporting requirements with the Company, (b) the Company's material reduction of your responsibilities, authority or status with the Company, (c) the Company's reduction of your compensation or any benefit provided by this Agreement or (d) the Company's material breach of its obligations under this Agreement or any other material agreement between the Company and you; provided, however, that to the extent that the acts or omissions giving rise to such termination are capable of being cured by the Company, the Company will be afforded 30 days to correct such acts or omissions specified in the termination notice provided by you.

                  c. BY REASON OF DISABILITY. In the event you become disabled during employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, are unable to perform substantially all of your duties hereunder, the Company will continue to pay you your base salary, less the amount of any benefits provided you through a Company-provided disability plan, and will continue to provide you benefits in accordance with Section 2.d above for up to six months of disability during any rolling period of three hundred and sixty-five (365) consecutive calendar days. If you are unable to return to work after six months of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties



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hereunder, you shall, at the Company's request, submit to a medical examination by a physician selected by the mutual agreement of you (or your guardian, if any) and the Company to determine whether you are so disabled and such determination shall for the purposes of this agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company's determination of the issue shall be binding on you.


         5. SEVERANCE PAYMENTS AND OTHER MATTERS RELATED TO TERMINATION.

                  a. In the event of termination of your employment by the Company other than for Cause in accordance with Section 4.a.i. or by you for Good Reason in accordance with Section 4.b, and provided that no severance benefits are payable to you under the change of control agreement between you and the Company of even date (the "Change of Control Agreement"), the Company will, notwithstanding that you may have become employed by another employer, continue to pay you your base salary and continue to provide all of your group health and life insurance benefits, including the benefit provided by Section 2.d.ii, for a period of twelve months (the "Severance Pay Period"). The Company will also pay you on the date of termination any base salary and bonus compensation earned but not paid through the date of termination (including a pro-rated portion of any earned bonus for the year in which the termination occurs) and pay for any Paid Time Away accrued but not used to that date. In addition, all options granted you by the Company shall become exercisable on the date of termination and shall remain exercisable for one year following the date of termination.

                  b. Severance payments will be in the form of salary and benefits continuation, payable in accordance with the normal payroll practices of the Company and will begin on the Company's next regular payday following the effective date of termination of your employment or, in the event that the Company elects to provide you pay in lieu of notice for some or all of the notice period, on the Company's next regular payday following the period for which pay is provided in lieu of notice; provided, however, that coverage under the Company's group health plan will terminate at such time as you and/or your dependents become eligible for coverage under the health plan of another employer. Your participation in all other employee benefit plans and programs other than those specified in Section 5.a will cease as of the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

                  c. In the event of termination of your employment by you or by the Company for Cause, the Company will pay you (i) any base salary earned but not paid through the date of termination, (ii) bonus for any prior year that was granted but not paid and bonus for the current year prorated through the date of termination, and (iii) pay for



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any Paid Time Away accrued but not used to that date, but shall have no further obligation to you. All unvested options granted you by the Company shall be forfeited in the event of termination of your employment for Cause.

                  d. Provisions of this agreement shall survive any termination if so provided in this agreement or if necessary or desirable to accomplish the purpose of other surviving provisions, including without limitation your obligations under Section 3 of this agreement. The obligation of the Company to make payments to you in lieu of notice under Section 4.a or 4 b hereof or severance payments under Section 5.a is expressly conditioned upon your continued full performance of your obligations under Section 3 hereof.

         6. DEFINITIONS. For purposes of this agreement, the following definitions apply:

         "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

         "Confidential Information" means any and all information of the Company and the Affiliates that is not generally known by others with whom any of them competes or does business or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or the Affiliates, would assist in competition against them. Confidential Information includes, without limitation, information relating to (i) the development, research, testing, marketing and financial activities of the Company and the Affiliates, (ii) their products and services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and the Affiliates, (iv) the identity and special needs of the customers and prospective customers of the Company and the Affiliates and (v) the people and organizations with whom the Company and the Affiliates have business relationships and those relationships. Confidential Information also includes any information received by the Company or any of the Affiliates from any Person with any understanding, express or implied, that it will not be disclosed and any information designated by the Company or any of the Affiliates as confidential.

         "Intellectual Property" means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by you solely or jointly with others, during your employment by the Company; provided, however, that, as used in this agreement, the term "Intellectual Property" shall not apply to any invention that you develop on your own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of the Affiliates, unless such invention relates at



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the time of conception or reduction to practice of the invention (i) to the business of the Company, (ii) to the business of an Affiliate for whom you have performed services, (iii) to the actual or demonstrably anticipated research or development of the Company or any of the Affiliates, provided that, in the case of an Affiliate, you have, or would reasonably be expected to have, knowledge of such research or development as a result of your employment or (iv) results from any work performed by you for the Company or any of the Affiliates.

         "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of the Affiliates.

         7. CONFLICTING AGREEMENTS. You hereby represent and warrant that, subject to your termination of your current employment, your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or court order that would affect the performance of your obligations under this agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party's consent.

         8. WITHHOLDING. All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

         9. ARBITRATION. Any controversy or claim arising out of or relating to this agreement shall be referred to and finally resolved by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The expenses of arbitration shall be shared equally. This Section 9 shall not, however, limit the right of the Company to obtain provisional remedies for violation of Section 3 pending the outcome of arbitration proceedings.

         10. ASSIGNMENT. Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into any Person or transfer all or substantially all of its properties or assets to any Person. This agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.


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         11. SEVERABILITY. If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

         12. MISCELLANEOUS. This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, excluding the Change of Control Agreement, which shall remain in full force and effect in accordance with its terms. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The headings and captions in this agreement are for convenience only and in no way define or describe the scope or content of any provision of this agreement. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

         13. NOTICES. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

         If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided and return it to me, at which time this letter and that copy will take effect as a binding agreement between you and the Company on the basis set forth above.


                                  Sincerely yours,


                                  By: /s/ John S. Anderegg, Jr.
                                      ______________________________


                                  Title: Chairman
                                         ___________________________


Accepted and Agreed:


/s/ James P. Regan
___________________________________


Date: 9/10/99
      _____________________________




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